Exhibit 10.8

Deferred Compensation Plan
for Non-Employee Directors of
Principal Financial Group, Inc.

(Amended and Restated as of January 1, 2005)

1.             Eligibility; Administration

(a)           Restatement Date.  Each member of the Board of Directors (the “Board”) of Principal Financial Group, Inc., a Delaware corporation (the “Company”), who was a participant in the Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc. (the “Plan”) on December 31, 2004 shall continue to be a participant in the Plan, and all amounts then standing to the credit of each such participant shall be administered in accordance with the terms hereof, based on any elections in effect on December 31, 2004 (or as the same may be amended in accordance with the terms hereof).

(b)           Post-2004 Eligibility.  Each member of the Board who is not an employee of the Company or a subsidiary or affiliate of the Company (each, a “Director”), including a Director who takes office after the restatement of the Plan, shall be eligible to participate in the Plan, and shall become a participant by making a timely election to defer compensation for services as a Director in accordance with the requirements of the Plan.

(c)           Compensation Subject to Deferral.  The compensation which may be deferred pursuant to this Plan includes (i) all or any part of the annual retainer(s) for Board and/or Board committee service to which the Director would otherwise be entitled for the period subject to an applicable deferral election (the “Deferral Period”) and (ii) all or any part of the Board and/or Board Committee meeting fees to which such Director would otherwise be entitled to receive during such Deferral Period.

(d)           Administration.  The Plan shall be administered by the Nominating and Governance Committee of the Board (“Committee”) or such other committee of the Board as the Board shall designate from time to time.  The Committee shall have full authority to interpret and administer the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes, provided however that no Committee member may participate in any decision with respect to such member’s benefits or entitlements under the Plan, unless such decision applies generally to all non-employee Directors.  Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons.

2.             Participation

(a)           Deferral Election.  Prior to 2005, a Director could elect to defer receipt of eligible compensation to which the Director would otherwise be entitled for serving on the Board and/or a Board committee for the approximate one-year period that commenced upon an annual meeting of stockholders and concluded just prior to the annual meeting of stockholders held in the following calendar year (such period herein referred to as a “Board Year”).  With respect to compensation payable in respect of services during 2005 and prior to the end the Board Year ending just prior to the start of the annual meeting of shareholders in 2005, the elections of any Director in effect on December 31, 2004 with respect to such Board Year shall continue in effect.  For compensation payable in respect of services in 2005 after the end of such Board Year, a Director may elect to defer all or a portion of such compensation at any time on or before March 15, 2005.  For compensation payable in respect of services after 2005, any election to defer all or a portion of such compensation must be made in the calendar year preceding the calendar year in which such services are to be performed.  Any amounts deferred by a Director hereunder shall be credited to a book entry account established for such Director (the “Account”), and the aggregate amount deferred by a Director is hereinafter referred to as “Fees”.

Any person who shall become a Director and who was not a Director of the Company (i) immediately prior to 2005 (with respect to compensation payable in respect of the Board Year ending in 2005), (ii) on March 15, 2005 (with respect to compensation payable in respect of 2005 services after the end of the Board Year ending in 2005) or (iii) immediately prior to the beginning of the then current calendar year (with respect to compensation payable for services after 2005) may elect, not later than 30 days after having become a Director and before the Director becomes entitled to receive such amounts, to defer payment of all or any part of the Director’s proportionate annual retainer(s) and any and all meeting fees for Board and/or Board committee service to which such Director would otherwise be entitled for the remainder of the then current Board Year or calendar year, as the case may be.

(b)           Form and Duration of Deferral Election.  An election to participate in the Plan shall be made by the applicable date specified above and by written notice executed by the Director and filed with the Vice President – Human Resources (or higher level officer designated by the Committee, “Human Resources Officer”).  Such election shall continue in effect until the Director terminates such election by written notice filed with the Human Resources Officer.  Any such termination shall become effective as with respect to the calendar year following the calendar year in which such notice of termination is given, and only with respect to compensation payable for services as a Director after the calendar year in which such notice is given.  Amounts credited to the Director’s Account prior to the effective date of the termination of such election to participate in the Plan shall not be affected by such termination and shall be distributed only in accordance with the terms of the Plan.

(c)           Renewal.  A Director who has terminated an election to participate in the Plan may thereafter file another election to participate with respect to Fees payable for services to be performed in the calendar year subsequent to the calendar year in which such election is filed.

(d)           Adjustment of Amount Deferred.  Prior to the beginning of any calendar year, a Director participating in the Plan may file another written notice with the Human Resources Officer electing to change the amount of Fees to be deferred for services as a Director in such next calendar year.  Amounts credited to the Director’s Account in respect of services performed prior to such next calendar year shall not be affected by such change and shall be distributed only in accordance with the terms of the Plan.

3.             Directors’ Accounts

(a)           Additions to Account.  The Company shall maintain a separate Account for each Director who has elected to participate in the Plan, and shall make additions to and subtractions from such Account as provided in this Section 3.  Compensation allocated to a Director’s Account pursuant to this Section 3 shall be credited to such Account as of the date such compensation would otherwise have been paid to the Director.

(b)           Investment Election.  Each Director shall from time to time designate on a form approved by the Company whether, and to what extent, Fees shall be deemed invested in Units or in one or more Phantom Funds, as each such term is defined below.  With respect to any portion of the Director’s Account that a Director does not to elect to have deemed invested in one or more Phantom Funds (or if any such election ceases to be effective for any reason), such Director shall be deemed to have elected that that portion of his or her Account shall be deemed invested in Units.  The Committee may, in its discretion, (i) establish minimum amounts (in terms of dollar amounts or a percentage of a Director’s Account) that may be allocated to any Phantom Fund, (ii) establish rules regarding the time at which any such election (or any change in such election permitted under Section 3(e)) shall become effective, (iii) establish restrictions regarding the number of changes that may be made between Units and Phantom Funds, or between Phantom Funds, in any given period and (iv) permit different designations with respect to a Director’s existing Account balance and amounts to be credited to such Account under Section 3(e) after the date the election form is filed.

(c)           Units.  A Director may (or pursuant to Section 3(b) shall be deemed to) elect that all or a portion of the Fees credited to a Director’s Account shall be deemed to be invested in a theoretical number of units (each, a “Unit”) in respect of Common Stock, par value $0.01 per share, of the Company (“Company Stock”), calculated to the nearest ten thousandth of a Unit, produced by dividing the dollar amount of such Fees by the price of the last trade, regular way, in the Common Stock on the New York Stock Exchange (or, if at the relevant time, the Common Stock is not listed to trade on the New York Stock Exchange, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted) (the “Market Value Per Share”) on the date such Fees would otherwise have been paid.

(d)           Designation of Phantom Investment Funds.  Effective as of any date after August 31, 2005 as it shall determine, the Committee shall select one or more mutual funds or other investment vehicles in addition to Units (the “Phantom Funds”) which a Director may designate (in lieu of Units) to determine the hypothetical investment experience of each Director’s Account under the Plan.

(e)           Change in Investment Designation.  Effective as of the second business day (or such earlier or later time as the Human Resources Officer shall determine) after instructions have been given to the Company or such agent as the Company shall designate in accordance with the procedures identified to the Director in writing from time to time, a Director may change the investment designation with respect to all or any portion of the Director’s Account form Units to any Phantom Fund, from any Phantom Fund to another Phantom Fund or from a Phantom Fund to Units.  Any such change shall comply with all rules applicable with respect to any initial designation of the manner by which such Account is to be deemed invested between Units and the Phantom Funds and any other addition restrictions related to such transfers that the Human Resources Officer may impose from time to time.

(f)            Crediting of Phantom Investment Experience.

(i)            Phantom Funds.  As of the last day of each calendar month (or such other time or times as the Human Resources Officer shall establish from time to time), each Director’s Account shall be credited or debited, as the case may be, with an amount equal to the net investment gain or loss which such Director would have realized had he actually invested in each Phantom Fund an amount equal to the portion of the Director’s Account designated as deemed invested in such Phantom Fund during that calendar month (or such other period as may have been established by the Human Resources Officer).

(ii)           Units.  Whenever a dividend is declared with respect to the Common Stock, a Director’s Account shall also be credited as of the payment date with a number of additional Stock Units computed as follows: (x) the number of Stock Units in the Director’s Account multiplied by any dividend payable in cash or property other than Common Stock declared by the Company on a share of Common Stock, divided by the Market Value Per Share on the related dividend payment date and/or (y) the number of Stock Units in the Director’s Account multiplied by any dividend payable in Common Stock declared by the Company on a share of Common Stock.  In the event of any change in the Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock split, combination or exchange of shares, or any other similar change affecting the Common Stock, other than a stock dividend as provided above, the number of Stock Units credited to a Director’s Account shall be appropriately adjusted in such manner as determined by the Committee.

(h)           No Actual Investment.  Notwithstanding anything else in this Section 3 to the contrary, no amount standing to the credit of any Director’s Account shall be set aside or invested in any actual fund on behalf of such Director; provided, however, that nothing in this Section 3(h) shall be deemed to preclude the company from making investments for its own account in any Phantom Funds (whether directly or through a grantor trust) to assist it in meeting its obligations to the Directors hereunder.

4.             Distribution from Accounts

(a)           Form of Distribution Election.  At the time a Director makes an initial deferral election pursuant to Section 2(a), the Director shall also file with the Human Resources Officer a written election with respect to the distribution of the value of the Units credited to the Account.  A Director may elect to receive the distribution of the value of such Units in one lump-sum payment, or a Director may elect to receive a distribution of the value in such number of equal annual installments (not to exceed ten annual installments) as the Director may designate.  A Director may not change the form of distribution elected under the preceding sentence.  Any lump-sum payment or the first installment shall be paid on (i) the first business day of the calendar year immediately following the year in which the Director ceases to be a Director of the Company or (ii) on the first business day of any calendar year as the Director shall specify in his or her election.  Any subsequent installments shall be paid on the first business day of each succeeding installment period until the entire amount credited to the Account and subject to that distribution election shall have been paid.

(b)           Amendment of Distribution Election.  A Director participating in the Plan may, at any time, and from time to time, file a written notice to further delay the timing of the distribution from the Director’s Account as provided in Section 4(a).  To be effective, an election to further delay the timing of distribution with respect to the Account must be received by the Human Resources Officer at least twelve (12) months prior to the date of distribution under the previously-filed election for such distribution and, to the extent that such deferral election pertains to amounts in respect of Fees deferred after 2004, must defer the date on which the distribution of amounts would have been made from the Director’s Account for a period of not less than five years.

(c)           Distribution of Units in Stock.  Unless the Committee otherwise directs that payment of the value of the Director’s Units be made in whole or in part in cash based on the Market Value Per Share on the last trading date immediately preceding the date on which such distribution is to be made, any distribution to be made to a Director or to the beneficiary of a deceased Director with respect to Units shall be made in shares of the Common Stock, with one share of such Common Stock to be distributed in respect of each Unit then distributable from the Account; provided, however, that no fractional shares shall be issued.  Any fraction of a Unit distributable from the Director’s Account shall be settled for a cash payment equal to the product of such fractional interest and the Market Value Per Share on the last trading date immediately preceding the date on which such distribution is to be made.

(d)           Distributions in Respect of Phantom Funds.  Payment of that portion of the Director’s Account deemed invested in any Phantom Fund shall be made in cash, based on the redemption value of an interest in such Phantom Fund on the last business day immediately preceding the date on which such distribution is to be made.

(e)           Installment Payments.  If a Director elects to receive distribution of the Director’s Account in installments, the amount distributable with respect to each installment shall be equal to the product of (i) the total value of the Director’s Account times (ii) a fraction (the “Installment Fraction”), the numerator of which is one (1) and the denominator of which is the total number of installments (including the then current installment) remaining to be paid at that time.  If all or any portion of the Director’s Account is invested in Units, the amount of each installment attributable to Units shall be equal to the product of the total number of Units in the Account on the date of such distribution times the Installment Fraction.  If all or a portion of the Director’s Account is invested in whole or in part in Phantom Funds, the amount of each installment to be deemed distributed from each Phantom Fund is the value (based on its redemption value as of the last business day prior to such distribution) of the portion of the Director’s Account deemed invested in such Phantom Fund times the Installment Fraction.

5.             Designation of a Beneficiary

A Director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made pursuant to Section 6 hereof upon the Director’s death.  At any time, and from time to time, any such designation may be changed or canceled by the Director without the consent of any beneficiary.  Any such designation, change or cancellation must be by written notice filed with the Human Resources Officer.  If a Director designates more than one beneficiary, any payments made pursuant to Section 6 to such beneficiaries shall be made in equal shares unless the Director has designated otherwise, in which case the payments shall be made in the proportions designated by the Director.  If no beneficiary has been named by a Director, payment shall be made to the Director’s estate.

6.             Distribution on Death

If the Director shall die before payment has commenced or all installment payments have been completed, the total unpaid balance then credited to such Director’s Account shall be paid to the designated beneficiaries or such Director’s estate in a lump sum on the first business day of the month immediately following the month in which the Board receives notice of such Director’s death, or as soon as reasonably practical following such date.

7.             Amendment and Termination

The Board of Directors may at any time amend or terminate the Plan; provided no such amendment or termination shall impair the rights of a Director with respect to amounts then credited to such Director’s Account under the Plan.

8.             Miscellaneous

(a)           The Company shall not fund its liability for deferred Fees or amounts equal to interest thereon or for any appreciation in Unit value in any way, the separate memorandum accounts for each Director electing deferment shall not constitute trusts, and a Director shall have no claim against the Company or its assets other than as an unsecured general creditor.

(b)           The crediting of Units to the Account pursuant to Section 3 hereof shall not be deemed to create for a Director any interest in any class of equity securities of the Company.

(c)           The Human Resources Officer shall provide a copy of the Plan to each Director together with a form of letter which may be used, if the Director so elects, to notify the Company of the Director’s election to defer Fees in accordance with the Plan.

(d)           Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Director, the Director’s beneficiary or estate or any other person.  Title to and beneficial ownership of any funds represented by the Account will at all times remain in the Company; such funds will continue for all purposes to be a part of the general funds of the Company and may be used for any corporate purpose.  No person shall, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Company.  To the extent that any person acquires a right to receive payments from the Company under this Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

(e)           A Director’s right or the right of any other person to the balance in the Account cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except by a written designation of beneficiary under this Plan, by written will, or by the laws of descent and distribution.

(f)            The Company shall have the right to deduct from all distributions hereunder any federal, state, foreign or local taxes or other obligations required by law to be withheld with respect thereto.  The Company shall also have the right to delay or defer distributions from a Director’s Account if, and solely to the extent necessary, to comply with applicable law.

On behalf of the Board of Directors of the Company, this Deferred Compensation Plan for Non-Employee Directors of Principal Financial Group, Inc. has been executed this 24th day of October, 2005.

By:	/s/ Betsy J. Bernard
Betsy J. Bernard, Chair